Exhibit 99.1

Press Release dated January 26, 2006

Patch Increases Conventional Oil and Gas Production Forecast in Conjunction with Alberta Oil Sands Activities

VANCOUVER, B.C., January 26, 2006 /PRNewswire-FirstCall, Patch International Inc. (PTII: OTCBB) (“PTII”) is pleased to announce that it has entered into a formal agreement with a private Alberta company to develop two high impact prospects that give PTII potential production forecasts of 1000 BOE/day within 12 months and 2000 BOE/day within 24 months. The projects are in the Halkirk and Peace River arch regions of Alberta, Canada. PTII has secured a 100% working interest and a 50% after payout on the Halkirk project and a 90% working interest with a 54% after payout on the Peace River project. These acquisitions will be funded from the corporate treasury without any further dilution of PTII’s 5.4 million issued and outstanding shares. This gives PTII 5 separate drill projects for 2006.

The Peace River arch project is comprised of 5 separate sections totaling 3200 acres in north central Alberta, the core area for the operator, where the operator has been directly responsible for the discovery of 1.7 million barrels of oil. The Peace River arch area is known for producing a high rate of delivery and high reserves. The project is a multiple zone project targeting both oil and gas with three primary zones and ten zones overall.

``Today’s acquisition securely places PTII in a position to advance the company’s fortunes very rapidly by giving us the projects in the company today that we believe will allow us to achieve our conventional production goal of 1000 BOE/day before the end of this year and 2000 BOE/day within 24 months,” said PTII President, David Stadnyk. “PTII has everything in place to achieve our bottom line domestic production targets in addition to advancing the spectacular upside potential from our Athabasca oil sands opportunities. We will be updating our shareholders on our oil sands activities in the coming weeks. With our extremely strong cash position, our solid oil and gas projects, and our experienced management team, we are looking forward to a bell weather year for PTII and our shareholders.”

ABOUT PATCH INTERNATIONAL

PTII is a junior oil and gas producer that currently earns oil revenue from 20 oil wells. These wells provide the company with short-term and long-term cash flow. PTII has drill programs on three properties in Alberta scheduled for this spring. PTII has properties in North America, and is exploring opportunities in the Alberta oil sands and South America. PTII has a strong cash position as a result of being substantially underway in its program to sell its 11.2 million shares investment in Pharmaxis. The Company has declared a dividend, whereby shareholders of record as at July 30, 2004, will receive on a pro-rata basis 50% of the net proceeds after taxes and costs of the sale of the Company's Pharmaxis investment and net of any other costs and taxes that may arise with respect to this matter. The distribution will take place after the Company has completed the final sale of its Pharmaxis shares and is subject to the Company receiving all the required regulatory approvals.

For further information visit our corporate website at www.patchinternational.com.

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Contact:

Investor Relations

Tel: 888-864-7372

Fax: 604-688-5390

Email: info@patchinternational.com

CEOcast

Mr. Ken Sgro

Tel: 212-732-4300 Ext. 12

Email: kensgro@ceocast.com

The foregoing communication contains forward-looking statements. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Patch International Inc. may differ materially from these statements due to a number of factors. Patch International Inc. assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before you make investment decision.